Exhibit 10.1

NABI BIOPHARMACEUTICALS

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

June 13, 2006

Joseph Johnson

160 South Street

Hingham, Ma 02043

Re:	Separation of Employment

Dear Joe:

This letter agreement (the “Agreement”) will confirm our agreement concerning the details of your separation from Nabi Biopharmaceuticals (“Nabi”).

1.	Communication. You shall not communicate in any manner regarding this Agreement or other matters related to Nabi with any employee, consultant, shareholder, vendor or customer of Nabi or any person having a relationship with Nabi unless specifically requested in writing by a Nabi Executive Leadership Team member or unless directed to Anna E. Mack, General Counsel, or William E. Vandervalk, Vice President, Human Resources.

2.	Separation from Employment. Nabi accepts your resignation, effective June 13, 2006, as an employee and officer of Nabi, and as an officer or director of any of Nabi’s subsidiaries in which you may serve in that capacity. This Agreement shall become effective on the date that you execute this Agreement and Nabi receives a copy thereof executed by you. Nabi reserves the right to revoke this Agreement at any time prior to its effectiveness and this Agreement will be revoked automatically if it does not become effective by 12:00 (noon) EDT on Friday, June 16, 2006. This deadline is necessary to allow us time to fulfill our disclosure obligations with respect to your separation from Nabi under the federal securities laws. Nabi reserves all of its rights under your Employment Agreement with Nabi dated effective September 1, 2005 (the “Employment Agreement”), including without limitation the right to treat your separation from Nabi as termination your employment for cause if this Agreement does not become effective.

3.	Severance Benefits. If you do not revoke any portion of your release in Section 4 of this Agreement and you comply with the other terms and provisions of this Agreement and with Sections 9, 10 and 11 of the Employment Agreement, you shall receive severance pay equaling seven months of your current base salary to be paid out over time in accordance with the normal payroll practices of Nabi, but with the final payment no later than January 31, 2007. Nabi will continue to pay your current auto allowance during the period that you are receiving severance pay. If, however, you execute this Agreement but revoke a portion of your release in Section 4 of this Agreement in accordance with Section 12 within the time period described therein and you comply with the other terms and provisions of this Agreement and with Sections 9, 10 and 11 of the Employment Agreement, you shall receive

Mr. Johnson

June 13, 2006

severance pay equaling four months of your current base salary to be paid out over time in accordance with the normal payroll practices of Nabi, but with the final payment no later than October 31, 2006.

You hereby agree that any and all awards issued to you under the Nabi Biopharmaceuticals 2000 Equity Incentive Plan are hereby cancelled and forfeited, including, without limitation, all options to purchase Nabi common stock and all shares of Nabi restricted stock, and that you are not entitled to receive any additional Nabi equity awards.

You should be aware of the potential characterization of severance pay under the terms of this Agreement as non-qualified deferred compensation under the American Jobs Creation Act. You should consult with your tax advisor to consider how the American Jobs Creation Act and the related regulations and other applicable tax laws affect your severance benefits.

For as long as you are receiving severance pay, your health benefits will continue in the same manner as existed on the effective date of this Agreement, subject to appropriate deductions from your severance payment to cover premiums and the terms and conditions of the health plans. You will be sent information to coordinate the appropriate COBRA requirements with this health benefits continuation.

4.	Release. For the consideration set forth herein, which you acknowledge is adequate and satisfactory to you, and intending to be legally bound, you hereby release Nabi and its subsidiaries and related companies and their respective shareholders, directors, officers, employees, representatives, and agents, past or present, and its and their respective successors and assigns, heirs, executors, insurers, attorneys, and administrators (hereinafter “Nabi Releasees”) from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the effective date of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment with Nabi and your separation therefrom, and/or any and all claims you may have against any Nabi Releasees relating to any acts and/or omissions by any Nabi Releasees or any claims under any of Nabi’s equity incentive plans, and any and all contract claims, tort claims, negligence, fraud claims, including fraud in the inducement, defamation, disparagement, or other personal injury claims, claims of discrimination or claims pursuant to law, statute, regulation or common law, and claims for costs, expenses and attorneys’ fees with respect thereto.

THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS UNDER THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED,

Mr. Johnson

June 13, 2006

MASSACHUSETTS AND FLORIDA COMMON LAW, AND ALL OTHER FEDERAL, STATE OR LOCAL STATUTES, ORDINANCES, REGULATIONS OR CONSTITUTIONAL PROVISIONS, INCLUDING THE FLORIDA CIVIL RIGHTS ACT, CHAPTER 760, FLORIDA STATUTES AND FLORIDA WHISTLEBLOWER ACT.

If any part of this full and general release is deemed to be invalid, you agree to immediately sign a new full and general release in favor of the Nabi Releasees that is not invalid. The parties intend for this full and general release to release all claims against the Nabi Releasees to the maximum extent of the law.

You further acknowledge that Nabi has provided you with all leave time requested and/or required including under the Family and Medical Leave Act (“FMLA”), has explained the FMLA and policies and/or leave documentation provided to you, and has taken no adverse action whatsoever based on you taking or requesting leave, including under the FMLA.

For the purposes of implementing a full and complete release of claims, you expressly acknowledge that this Agreement is intended to include, without limitation, all claims described in this Section 4 herein, whether known or unknown, and that this Agreement contemplates the extinction of all such claims. You expressly waive any right to assert after signing this Agreement that any such claim has, through ignorance or oversight, been omitted from the scope of the Agreement.

5.	Non-Disparagement. You agree that you will not make any communication, oral or written, that disparages, criticizes or otherwise reflects adversely upon Nabi or any of its shareholders, employees, consultants, representatives and agents, past or present, except if testifying truthfully under oath pursuant to subpoena or other legal process.

6.	Governing Law. This Agreement shall be subject to and governed by and in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

7.	Interpretation. Nothing in this Agreement shall be construed as an admission by Nabi or any of its shareholders, agents, employees, or representatives, past or present, that it or they violated any law or regulation or any other legal or equitable obligation it or they have or ever had to you.

8.	No Obligation to Re-employ. You agree that your employment relationship with Nabi has ended forever and that you will not apply for or otherwise seek employment, consulting, or contractual status with Nabi at any time, or return to the workplace for any reason.

9.	Return of Property. You agree to return to Nabi on or before June 23, 2006, all property of Nabi used or obtained by you in connection with your employment that is in your possession or control, including, without limitation, the laptop and “Blackberry” devices issued to you.

Mr. Johnson

June 13, 2006

10.	Intention to be Legally Bound. You affirm that the terms stated above are the only consideration for entering into this Agreement, that no other promise or agreement of any kind has been made with or to you by any person or entity to cause you to enter into this Agreement, and that you affirm that you fully understand the meaning and intent of this Agreement, including, but not limited to its final and binding effect.

11.	Consultation with Attorney. You affirm that you have been advised to consult with an attorney before signing this Agreement and have had the opportunity to do so. You acknowledge that you fully understand this Agreement, that you have had a reasonable time to consider this Agreement, and that you are knowingly and voluntarily entering into this Agreement.

12.	ADEA Claims. As to any and all claims, demands, actions, causes of action, suits, damages, losses and expenses, known or unknown, that you may have pursuant to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), you acknowledge that you have twenty-one (21) days from the time you receive this Agreement to consider whether to sign it. You affirm that if you choose to sign the Agreement before the end of those twenty-one (21) days, it is because you freely chose to do so after carefully considering the terms of this Agreement as to any ADEA claims and contacting anyone whom you chose to consult, including but not limited to, an attorney. You further understand and acknowledge that once you sign this Agreement, you will then have seven (7) calendar days, if you so choose, to revoke the release in Section 4 of this Agreement solely as to any claims arising under the ADEA. To so revoke a portion of such release as to any ADEA claims, you must do so by giving written notice of such revocation by hand-delivery or fax to William E. Vandervalk, Vice President, Human Resources, Nabi Biopharmaceuticals, 5800 Park of Commerce Blvd., N.W., Boca Raton, FL 33487 (Fax No. 561.989.5874). You realize that once signed, this Agreement is immediately effective and enforceable as to any and all claims, except that this Agreement will not be effective or enforceable as to any claim under the ADEA until the seven (7) calendar day revocation period expires. You agree that changes to this Agreement, whether material or immaterial, will not restart the twenty-one (21) days you have to consider this Agreement.

13.	Amendment. This Agreement cannot be amended orally or by any course of conduct or dealing and may only be amended or any of its provisions waived by a written agreement signed by you and Nabi.

14.	Entire Agreement. When accepted by you, this Agreement and Sections 9, 10, 11 and 12 of the Employment Agreement set forth the entire agreement between you and Nabi and fully supersede any and all prior agreements or understandings between you and Nabi pertaining to the subject matter hereof and thereof.

Mr. Johnson

June 13, 2006

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and returning it to me.

Sincerely,

/s/ Thomas H. McLain
Thomas H. McLain
Chairman of the Board, CEO and President

cc:	Payroll/Human Resources

I expressly agree to accept the Severance Agreement set forth above and verify that I am entering this Agreement knowingly and voluntarily, without any coercion or duress. I acknowledge that I was given adequate time to review this letter and that I was advised to obtain legal advice from an attorney regarding its terms. I understand the contents of this Agreement, and agree to all its terms and conditions including the release of all claims contained in Sections 4 and 12.

Date:	June 15, 2006	Signed:	/s/ Joseph Johnson